Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Duke Holding Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	457(o)		$		$900,000.00	0.000087	$78.30
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share		457(a)	4,312,500		$5.00	$21,562,500.00		$2,977.78

Total Offering Amounts:								$22,462,500.00		3,056.08
Total Fees Previously Paid:										2,977.78
Total Fee Offsets:										0.00
Net Fee Due:										$78.30

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Offering Note(s)

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.